Exhibit 10.5

AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PLAN
Amended and Restated
Effective January 1, 2018

i

1.42 “Tax Limitations”	6

Article II ELIGIBILITY	6

2.1 Eligibility	6
2.2 Commencement of Participation	6
2.3 Cessation of Participation	7
2.4 Cessation of Eligibility	7
2.5 Eligibility During Leave of Absence	7

Article III DEFERRALS AND CREDITS	7

3.1 Annual Salary Deferrals	7
3.2 Annual Incentive Plan Bonus Deferrals	8
3.3 Special Bonus Deferrals	8
3.4 Company Core Credits	9
3.5 Company Matching Credits	9
3.6 Reporting of Deferrals and Credits	9
3.7 No Withdrawal	10

Article IV VESTING	10

4.1 Vesting of Participants’ Accounts	10
4.2 FICA Taxes	10

Article V ACCOUNTS AND EARNINGS RATE	11

5.1 Accounts	11
5.2 Determination of Earnings Rate	11
5.3 Deferred Company Stock Account	12

Article VI BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS	12

6.1 Benefit Amount	12
6.2 Timing of Distributions	13
6.3 Method of Distribution	13
6.4 Election of In‑Service Distribution Date	13
6.5 Distribution Upon Death of Participant	14
6.6 Distribution Upon Disability of Participant	14
6.7 Financial Hardship Withdrawal	14
6.8 Tax Withholding	15

Article VII BENEFICIARIES	15

7.1 Designation of Beneficiary	15
7.2 No Designated Beneficiary	16

ii

Article VIII OBLIGATION TO PAY BENEFITS	16

8.1 Source of Benefit Payments	16
8.2 Investment Discretion	16
8.3 No Secured Interest	16

Article IX PLAN ADMINISTRATION, AMENDMENT AND TERMINATION	16

9.1 Committee Powers and Responsibilities	16
9.2 Claims Procedure	17
9.3 Decisions of the Plan Administrator or the Claims Committee	18
9.4 Plan Amendment	18
9.5 Amendments Upon Changes in Law Affecting Taxation of Participants	18
9.6 Plan Termination	19

Article X MISCELLANEOUS	19

10.1 No Assignment	19
10.2 No Secured Interest	19
10.3 Successors	19
10.4 No Employment Agreement	19
10.5 Attorneys’ Fees	20
10.6 Notice	20
10.7 Validity	20
10.8 Incompetent	20
10.9 Governing Law	20
10.1 Entire Agreement	20

iii

AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PLAN
Amended and Restated
Effective January 1, 2018
Air Products and Chemicals, Inc. (the “Company”) established, effective October 1, 1983, a nonqualified savings plan named the Supplementary Savings Plan (the “Plan”) for employees whose participation in the Air Products and Chemicals, Inc. Retirement Savings Plan (formerly the “Retirement Savings and Stock Ownership Plan,” hereinafter referred to as ‘the Savings Plan”) and effective August 1, 2014 certain employees in the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees whose participation is limited due to certain provisions of the Internal Revenue Code (the “Code”), which Plan was thereafter amended and restated effective as of January 1, 1987, October 1, 1989, April 1, 1998, January 1, 2005, January 1, 2008 and January 1, 2009 and August 1, 2014. This Plan, now renamed the “Air Products and Chemicals, Inc. Deferred Compensation Plan,” is intended to be an unfunded, nonqualified deferred compensation plan. Plan participants shall have the status of unsecured creditors of the Employer with respect to the payment of Plan benefits. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Article I

DEFINITIONS
Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:
1.1    “Account(s)” means the book entry account(s) established under the Plan for each Participant to which are credited the Participant’s Annual Salary Deferrals, Bonus Deferrals, Special Bonus Deferrals, Company Core Credits, Company Matching Credits, Company Stock Credits and Earnings with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) therefrom and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan. Separate Subaccounts may be established to assist in the administration of the Plan. Where Subaccounts have been established, Account shall refer to all of the Participants’ Subaccounts, collectively, as the context may require.
1.2    “Annual Incentive Plan” means the Air Products and Chemicals, Inc. 2001 Annual Incentive Plan, as amended from time to time. Any bonus or other payouts from the Annual Incentive Plan shall be deemed Performance Based Compensation to the extent compliant with Code Section 409A. All terms referencing the Annual Incentive Plan shall be defined as set forth therein.
1.3    “Annual Salary” shall mean the total annual salary of an Employee which would be payable by the Company or an Employer if the Employee made no Deferral Election under the Plan or any similar deferral election under the Savings Plan or other deferred compensation or cafeteria plan, excluding:

(a)    Except as expressly provided herein, discretionary bonuses or awards, including, without limitation, Annual Incentive Plan awards, stock options, or other stock awards, scholastic aid, or payments and awards for suggestions and patentable inventions, other merit awards, expense allowances, and noncash compensation (including imputed income).
(b)    Company Core Credits and Company Matching Credits under this Plan and Company Core Contributions and Company Matching Contributions under the Savings Plan; accruals or distributions under the Savings Plan and this Plan; and payments, accruals, and distributions under any severance or incentive plan or other retirement, pension, or profit-sharing plan of the Company or an Employer;
(c)    Overtime payments, shift premium payments, commissions, mileage, and payments in lieu of vacation by the Company or an Employer; and
(d)    All supplemental compensation from the Company or an Employer for domestic and overseas assignments, including without limitation, premium pay, cost of living and relocation allowances, mortgage interest allowances and forgiveness, tax-equalization payments, and other emoluments of such service.
1.4    “Annual Salary Deferral” means the percentage of a Participant’s Annual Salary which the Participant elects to defer pursuant to Section 3.1.
1.5    “Benchmark Fund” shall mean one or more of the mutual funds or contracts selected by the Plan Administrator pursuant to Article V.
1.6    “Beneficiary” means one, some, or all (as the context shall require) of those persons, trusts or other entities designated by a Participant to receive the undistributed value of his or her Account following the Participant’s death. The following provisions shall apply if there is no living designated Beneficiary at the time of the Participant’s death: In the absence of a living designated Beneficiary at the time of the Participant’s death, the spouse of a married Participant shall be treated as the designated Beneficiary of the married Participant. If the Participant is not married and has a registered domestic partner at the time of death, the registered domestic partner of such Participant shall be treated as the designated Beneficiary. If the Participant has no living spouse or registered domestic partner at the time of death, then death benefits shall be paid to the then living children of the Participant in equal shares, and if there are no surviving children, death benefits shall be paid to the Participant’s estate.
1.7    “Board” means the board of directors of the Company or any Committee thereof acting on behalf of the Board pursuant to its charter or other delegation of power from the Board, or the Chairman of the Board acting pursuant to a delegation of authority from the Board.
1.8    “Bonus” means the bonus paid pursuant to the Annual Incentive Plan. A Bonus shall be Performance Based Compensation if compliant with the definition of “performance based compensation” under Code Section 409A.

1.9    “Bonus Deferral” means the percentage or dollar amount of a Participant’s Bonus which the Participant elects to defer pursuant to Section 3.2.
1.10    “Change in Control” shall mean the first to occur of any one of the events described below:
(a)    Change in Ownership. The date any one person, or more than one person acting as a group (as determined under 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
(b)    Change in Effective Control. The date any one person, or more than one person acting as a group (as determined under 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.
(c)    Change in Board. The date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
1.11    “Claims Committee” means the committee appointed by the Senior Vice President, General Counsel and Chief Administrative Officer to review and determine appeals of claims arising under the Plan.
1.12    “Code” means the Internal Revenue Code of 1986, as amended.
1.13    “Common Stock” shall mean Common Stock of the Company.
1.14    “Company” means Air Products and Chemicals, Inc. and any successor organization thereto.
1.15    “Company Core Credits” means the amount, if any, of credits awarded to a Participant pursuant to Section 3.4. Each Company Core Credit shall have a value of one dollar.
1.16    “Company Matching Credits” means the amount, if any, of Credits awarded to a Participant pursuant to Section 3.5. Each Company Matching Credit shall have a value of one dollar.

1.17    “Deferral” means that percentage or dollar amount of a Participant’s Annual Salary, Bonus or Special Bonus deferred pursuant to this Plan.
1.18    “Deferred Cash Account” means a Participant’s subaccount to which dollar denominated amounts attributable to Deferrals, Company Core Credits and Company Matching Credits and related Earnings are credited.
1.19    “Deferred Company Stock Account” means a Participant’s subaccount to which units of Company Stock are credited. Effective January 1, 2018, there shall be no additional credits to the Deferred Company Stock Account.
1.20    “Disability” means a determination by the Claims Committee with the assistance of a duly licensed physician selected by the Claims Committee that, because of disability, the Employee is no longer able, properly and satisfactorily, to perform his or her regular duties as an Employee. Notwithstanding the foregoing, should regulations or other guidance under Code Section 409A interpret this definition as not meeting the minimum requirements of Code Section 409A, then without further action or amendment, a Participant shall be considered disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
1.21     “Distribution Date” means the date(s) on which distribution of a Participant’s Plan benefits is made or commenced pursuant to Article VI. A Participant may have more than one Distribution Date.
1.22    “Earnings” or “Earnings Rate” means the notational investment return or loss determined in accordance with Section 5.2 which shall be credited to the Participants’ Accounts.
1.23    “Effective Date” of October 1, 1983. The Plan has been amended and restated effective January 1, 2018.
1.24    “Election” means the form or forms on which a Participant (i) elects to make Deferrals pursuant to Article III, (ii) elects a Distribution Date or In-Service Distribution Date pursuant to Section 6.2 or Section 6.4, or (iii) elects the method by which his or her Plan benefits will be distributed pursuant to Section 6.3. The Election shall be in such form or forms as may be prescribed by the Plan Administrator.
1.25    “Eligible Individual” means an employee of the Employer who is a member of the select group of management and highly compensated employees as more particularly described in Article II and who has been designated by the Plan Administrator as eligible to participate in the Plan.
1.26    “Employee” shall mean any United States employee of the Company or an Employer.
1.27    “Employer” means the Company and each Participating Employer.

1.28    “Entry Date” means the first day of any Plan Year and, as to an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year, the date which is thirty (30) days from the date on which such Eligible Individual is first notified by the Plan Administrator of his or her eligibility to participate in the Plan.
1.29     “In‑Service Distribution Date” means the date or dates on which distribution of a Participant’s Account balance (or portion thereof) is made or commenced pursuant to Section 6.4. A Participant may make an Election of a specific date or age as an In‑Service Distribution Date and may select different In‑Service Distribution Dates for different portions of his or her Account.
1.30    “Open Enrollment Period” means such period as the Plan Administrator may specify which is prior to the first day of each Plan Year (during which services are to be rendered), or, with respect to an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year, within thirty (30) days of becoming an Eligible Participant. Notwithstanding the foregoing, the Open Enrollment Period for deferral of a Bonus or Special Bonus that qualifies as Performance Based Compensation may be different than that for other Deferrals and may end no later than six (6) months prior to the end of the performance period for which such services are to be rendered.
1.31    “Participant” means an Eligible Individual or former employee of the Company or Employer who (i) is making Deferrals under the Plan, (ii) is receiving Company Matching Credits or Company Core Credits under the Plan, or (iii) otherwise has an Account under the Plan.
1.32    “Participating Employer” shall mean each affiliate whose United States employees are participants in the Savings Plan or the Annual Incentive Plan and has adopted this Plan with the consent of the Company. Each Participating Employer is listed at Exhibit B.
1.33    “Performance Based Compensation” means compensation based on services performed by the Participant over a period of at least twelve (12) months, where the payment or amount of such compensation is contingent upon the satisfaction of organizational or individual performance criteria that are not substantially certain to be met at the time a deferral of the compensation is permitted (or such other definition as may be required under Code Section 409A).
1.34    “Plan” means the Air Products and Chemicals, Inc. Deferred Compensation Plan, as it may be amended from time to time.
1.35    “Plan Administrator” means the Vice President of Human Resources, or such other person or entity to whom he or she delegates such responsibilities.
1.36    “Plan Year” means the twelve-month period beginning on January 1st of each calendar year and ending on December 31st.
1.37    “Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time. All terms referencing the Savings Plan shall be defined as set forth thereunder.

1.38    “Separation from Service” occurs when there is an expectation that the employee has terminated employment and is expected permanently to render services at a level that is at least 60% less than the average level of services rendered over the preceding 36 months. A Separation from Service shall be deemed to occur in the case of a leave of absence exceeding six months (or 29 months if due to Disability) where there is no legal or contractual right for the Employee to return to work.
1.39    “Service” means the Participant’s employment or service with an Employer or an affiliate on a substantially full-time basis. A Participant’s Service shall include periods of employment or service with any Employer or affiliate regardless of whether such entity has adopted this Plan. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity under which the Participant renders Service, provided there is no interruption or termination of Participant’s Service. A Participant’s Service shall terminate upon an actual termination of Service, whether by death, Disability, or otherwise. Subject to the foregoing, the Plan Administrator, in its discretion, shall determine whether Participant’s Service has terminated and the effect of such termination. A Participant shall not be deemed to have terminated Service for purposes of receiving a distribution under the Plan if the Participant continues to provide any services for the Employer or an affiliate.
1.40    “Special Bonus” shall mean a discretionary bonus award granted outside of the Annual Incentive Plan which is designated as eligible (or required) to be deferred by the Vice President – Human Resources. A Special Bonus shall be deemed Performance Based Compensation if compliant with the definition of “performance based compensation under Code Section 409A.
1.41    “Specified Employee” means any Participant who would be considered a “Specified Employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code.
1.42    “Tax Limitations” shall mean Code sections 401(a), 415, 402(g), or 401(a)(17) to the extent such Code sections limit the benefits that may be provided to certain Participants under the Savings Plan and the Savings Plan provisions and administrative procedures adopted by the Plan Administrator to ensure compliance of the Savings Plan with such Code sections.
ARTICLE II

ELIGIBILITY
2.1    Eligibility. Eligibility for participation in the Plan shall be limited to a select group of management or highly compensated employees of the Employer. Eligible Individuals shall be notified by the Plan Administrator as to their eligibility to participate in the Plan.
2.2    Commencement of Participation. An Eligible Individual may begin participation in the Plan upon any Entry Date, subject to the execution and submission of an Election pursuant to Article III. In addition, participation of an Eligible Individual who has not otherwise commenced participation in the Plan, shall commence when Company Core Credits or Company Matching Credits are made to the Account of such Eligible Individual pursuant to the provisions of Article III.

2.3    Cessation of Participation. Active participation in the Plan shall end when a Participant’s Service terminates for any reason or at such time as a Participant is notified by the Plan Administrator, pursuant to Section 2.4, below, that he or she is no longer eligible to participate in the Plan. Upon termination of Service or eligibility, a Participant shall remain an inactive Participant in the Plan until all of the vested amounts to which he or she is entitled under this Plan have been paid in full.
2.4    Cessation of Eligibility. The Plan Administrator may at any time, in its sole discretion, notify any Participant that he or she is not eligible to participate in the Plan, or is not eligible for Company Core Credit or Company Matching Credit in any Plan Year.
2.5    Eligibility During Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence, the Participant shall continue to be considered employed by the Employer and Deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making Deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return during the same Plan Year, Deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Election, if any, made for that Plan Year. If no election was made for that same Plan Year, no Deferrals shall be withheld for the remainder of that Plan Year. If the Participant returns to paid employment status in a subsequent Plan Year, the Participant shall be entitled to make a new Election within the first thirty (30) days of return.
ARTICLE III

DEFERRALS AND CREDITS
3.1    Annual Salary Deferrals.
3.1.1    Effective January 1, 2018, an Eligible Individual may elect to reduce his or her Annual Salary by a percentage or dollar amount set forth in a written and signed Election filed with the Plan Administrator, subject to the provisions of this Article III. The Annual Salary Deferrals shall not be paid to the Participant, but shall be withheld from the Participant’s Annual Salary according to the Participant’s Election and an amount equal to the Annual Salary Deferrals shall be credited to the Participant’s applicable Deferral Subaccount. The minimum percentage deferral shall be one percent (1%) of Annual Salary, which minimum may be changed at any time by the Plan Administrator. The maximum percentage deferral shall be fifty percent (50%) of Annual Salary, which maximum may be changed at any time by the Plan Administrator.
3.1.2    The Election must be filed with the Plan Administrator during the Open Enrollment Period for the Plan Year to which such Election applies. A Participant shall make a new Annual Salary Deferral Election for each Plan Year during the Open Enrollment Period for such Plan Year.

3.1.3    Except to the extent expressly permitted under Code Section 409A, a Participant’s Election for a Plan Year shall be irrevocable.
3.1.4    Each Election to make Annual Salary Deferrals shall apply only to Annual Salary earned after the effective date of such Election.
3.1.5    The Plan Administrator may, if necessary, reduce a Participant’s Annual Salary Deferrals to ensure that required employee contributions to the Employer’s welfare plans and the employee’s portion of employment and other applicable taxes are properly withheld from the Participant’s Annual Salary.
3.2    Annual Incentive Plan Bonus Deferrals.
3.2.1    Each Eligible Individual may elect to reduce his or her Bonus by a percentage set forth in a written and signed Election filed with the Plan Administrator, subject to the provisions of this Article III. The Bonus Deferral shall not be paid to the Participant, but shall be withheld from the Participant’s Bonus according to the Participant’s Election and an amount equal to the Bonus Deferral shall be credited to the Participant’s applicable Deferral Subaccount. The minimum percentage deferral shall be one percent (1%) of the Bonus which minimum may be changed at any time by the Plan Administrator. The maximum percentage deferral shall be seventy-five percent (75%) of Bonus which maximum may be changed at any time by the Plan Administrator.
3.2.2    The Deferral Election must be filed with the Plan Administrator during the Open Enrollment Period to which the Election applies. A Participant shall make a new Bonus Deferral Election for each Plan Year during the Open Enrollment Period for such Plan Year. If, however, the Bonus qualifies as Performance Based Compensation, the Plan Administrator shall determine a separate Open Enrollment Period for such Deferrals.
3.2.3    Except to the extent expressly permitted under Code Section 409A, a Participant’s Bonus Deferral Election for a Plan Year shall be irrevocable.
3.3    Special Bonus Deferrals.
3.3.1    Each Eligible Individual may elect to reduce his or her Special Bonus by a percentage set forth in a written and signed Election filed with the Plan Administrator, subject to the provisions of this Article III. The Special Bonus Deferral shall not be paid to the Participant, but shall be withheld from the Participant’s Special Bonus according to the Participant’s Election and an amount equal to the Special Bonus Deferral shall be credited to the Participant’s applicable Deferral Subaccount. The minimum percentage deferral shall be one percent (1%) of Special Bonus which minimum may be changed at any time by the Plan Administrator. The maximum percentage deferral shall be seventy-five percent (75%) of Bonus which maximum may be changed at any time by the Plan Administrator.
3.3.2    The Deferral Election must be filed with the Plan Administrator during the Open Enrollment Period to which the Election applies. A Participant shall make a new special Bonus Deferral Election for each Plan Year during the Open Enrollment Period for such Plan Year. If, however, the Special Bonus qualifies as Performance Based Compensation, the Plan Administrator shall determine a separate Open Enrollment Period for such Special Bonus Deferrals.

3.3.3    Except to the extent expressly permitted under Code Section 409A, a Participant’s Special Bonus Deferral Election for a Plan Year shall be irrevocable.
3.4    Company Core Credits.
3.4.1    A Participant’s Subaccount shall be credited with Company Core Credits, in such amounts and at such times as the Company may, in its sole discretion, determine and communicate to the Participant.
3.4.2    Except as noted below, the Company Core Credits shall be based on the differential between: (i) the Company Core Contributions that would be made to the Savings Plan based on Annual Salary calculated without regard to the Tax Limitations; and (ii) the Company Core Contributions actually made to the Savings Plan.
3.4.3    With respect to Participants who do not participate in the Supplementary Pension Plan of Air Products and Chemicals, Inc., the Company Core Credits shall be based on the differential between: (i) the Company Core Contributions that would be made to the Savings Plan based on Annual Salary and Bonus calculated without regard to the Tax Limitations; and (ii) the Company Core Contributions actually made to the Savings Plan.
3.4.4    Company Core Credits shall be allocated as of the last day of each pay period provided that the Participant is employed by the Employer on such date. Company Core Credits attributable to the Participant’s Bonus shall be allocated as soon as administratively practicable after the date on which the Bonus is paid to the Participant.
3.4.5    Notwithstanding the above, the Company shall be under no obligation to continue to make Company Core Credits and may discontinue or change the amount or method of calculating the amount of such Company Core Credits at any time.
3.5    Company Matching Credits.
3.5.1    A Participant's Subaccount shall be credited with Company Matching Credits, in such amounts and at such times as the Company may, in its sole discretion, determine and communicate to the Participant.
3.5.2    The Company Matching Credit may be based on the differential between (i) the Company Matching Contribution that would be made under the Savings Plan if calculated without regard to the Tax Limitations, and (ii) the Company Matching Contributions actually made to the Savings Plan for the pay period.
3.5.3    Company Matching Credits shall be allocated as of the last day of the pay period provided that the Participant is employed by the Employer on such date.

3.5.4    Notwithstanding the above, the Company shall be under no obligation to continue to make Company Matching Credits and may discontinue or change the amount or method of calculating the amount of such Company Matching Credits at any time.
3.6    Reporting of Deferrals and Credits. The Participant’s Deferrals, Company Core Credits and Company Matching Credits shall be reported on the Participant’s IRS Form W‑2 as required by applicable law.
3.7    No Withdrawal. Except as provided in Article VI below, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.
ARTICLE IV

VESTING
4.1    Vesting of Participants’ Accounts.
4.1.1    With respect to each Participant employed by the Company on or after January 1, 2018, all amounts credited to his or her Accounts under the Plan shall be 100% vested.
4.2    FICA Taxes. When a Participant becomes vested in a portion of his or her Account applicable FICA and other employment taxes shall be withheld from the Participant’s salary as required by law. A Participant’s Deferrals, Company Matching Credits and/or Company Core Credits may be reduced if necessary to satisfy this tax withholding obligation. At the election of the Company, distribution may also be made from the Participant’s Account to pay the employee portion of such taxes if other funds are not available to pay such taxes.
ARTICLE V

ACCOUNTS AND EARNINGS RATE
5.1    Accounts. Separate Subaccounts shall be established and maintained for each Participant. A Participant’s applicable Subaccounts shall be credited with the Participant’s Annual Salary Deferrals, Bonus Deferrals, Special Bonus Deferrals, Company Matching Credits, Company Core Credits and Company Stock Credits, if any, made for such Participant. Participants’ Accounts shall be credited (debited) with the applicable Earnings, as set forth in this Article V. Participants’ Accounts shall be reduced by distributions therefrom and any charges which may be imposed on the Accounts pursuant to the terms of the Plan.
5.2    Determination of Earnings Rate.
5.2.1    The Plan Administrator shall designate the particular funds or contracts which shall constitute the Benchmark Funds, and may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Plan Administrator shall notify Participants of any change in Benchmark Funds prior to the effective date thereof. Notwithstanding the preceding sentence, if a change in Benchmark Funds is required by a change in law, such notification to Participants will be made as soon as practicable following such change in Benchmark Funds. In the absence of a specific designation by the Plan Administrator, the

Benchmark Funds are the funds available for participant directed investments under the Savings Plan and any supplemental investment alternatives identified in Exhibit A.
5.2.2    Upon enrollment in the Plan, each Participant may select among the Benchmark Funds and specify the manner in which each of his or her Subaccounts (other than the Company Stock Credit Subaccount) shall be allocated. The Plan Administrator shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Plan Administrator may limit the number of Benchmark Funds that a Participant can select for purposes of determining the Earnings Rate. A Participant may change the Benchmark Funds selected for his/her Subaccounts. The Plan Administrator, in its sole discretion, may allow more frequent investment changes, including daily changes. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections. The Participant’s election of any such Benchmark Fund and the crediting or debiting of the Earnings Rate to the Participant’s Subaccounts shall not be considered or construed in any manner as an actual investment of his or her Subaccounts in any such Benchmark Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Benchmark Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company.
5.2.3    The Account Earnings Rate is based on the fair market value of the Benchmark Funds. The Earnings Rate may be negative if the applicable Benchmark Funds sustain a loss. Each Participant shall be solely responsible for selecting among the Benchmark Funds used in determining the Participant’s Earnings Rate. In no event shall the Plan Administrator, the Employer or any other person be liable for any decline in the Participant’s Account balance due to the Participant’s selection of the specific Benchmark Funds used in determining the Participant’s Earnings Rate.
5.3    Deferred Company Stock Account.
5.3.1    Effective January 1, 2018, there shall be no credits or additions to the Deferred Company Stock Account.
5.3.2    With respect to amounts currently allocated to the Deferred Company Stock Account, following the declaration of a cash dividend on the Common Stock, each Participant who has a Deferred Company Stock Account shall be credited with an amount equal to the cash dividends (‘Dividend Equivalents”) which would have been paid if the company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such Dividend Equivalents shall be credited to such Participant’s Deferred Cash Account effective the payment date for such dividend occurred. The Board may, at its discretion, credit interest with respect to such Common Stock.
5.3.3    Following the declaration of a dividend payable in Common Stock, a Participant’s Deferred Company Stock Account shall be credited with additional company stock units equivalent to the number of shares of Common Stock which would have been delivered if the company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such additional Company Stock units shall be credited to each Deferred Company Stock Account effective the payment date for such dividend occurred.

5.3.4    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, a rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate change, an equitable adjustment shall be made so as to preserve, without increasing or decreasing, the value of a Participant’s Deferred Company Stock Account. Equitable adjustments will be made so as to treat Participants in a similar manner as they would have been treated had their Deferred Company Stock Account held actual shares of stock. Such adjustments shall be made as determined by the Plan Administrator and shall be conclusive and binding for all purposes of the Plan.
ARTICLE VI

BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS
6.1    Benefit Amount. The value of the Participant’s Plan benefit shall be equal to the vested value of the Participant’s Subaccount(s) on the last day of the calendar quarter prior to the Distribution Date, or such other valuation date as the Plan Administrator may specify, adjusted for Deferrals, Company Matching Credits, Company Core Credits, Earnings and/or withdrawals which have been subsequently credited thereto or made therefrom prior to the Distribution Date. If the Plan Administrator has specified more frequent valuations than quarterly valuations, the value shall be determined as of the most recent valuation date. The nonvested portion of a Participant’s Subaccount(s) shall be forfeited to the Company upon termination of Service and shall not be distributed to the Participant.
6.2    Timing of Distributions. In accordance with the Participant’s Distribution Election made during the Open Enrollment Period, benefits shall be paid (or, payments shall commence) as soon as practicable after the earlier of the following dates.
6.2.1    The last day of the quarter in which a Participant’s Service with the Employer terminates; or
6.2.2    The In‑Service Distribution Date designated by the Participant; or
6.2.3    The date Committee is notified that a Participant has died or the date the Plan Administrator has determined that a Participant has incurred a Disability.
6.2.4    If a Participant (i) is a Specified Employee, and (ii) is entitled to a distribution of his or her Account due to termination of Service (other than due to death or Disability), the distribution of the Participant’s Account shall not be made or commence until six (6) months following the termination of Service.

6.3    Method of Distribution.
6.3.1    Distribution Methods. In accordance with the Participant’s Distribution Election made during the Open Enrollment Period, benefits shall be paid, (or payments shall commence) in one of the following methods:
6.3.1.1    A single lump sum payment; or
6.3.1.2    In annual installment payments of substantially equal amounts over a period not to exceed ten (10) years.
The Participant’s method of distribution selected in his or her Election shall remain in effect for all future similar Deferrals, unless changed by the Participant during a subsequent Open Enrollment Period. The Participant’s method of distribution may be changed only during an Open Enrollment Period.
6.3.2    Reemployed After Installments Begin. If a former Participant is reemployed after having begun to receive installment distributions from the Plan, then such former Participant, upon once again becoming an Eligible Individual, may begin a new period of participation in the Plan (upon selection by the Plan Administrator), provided, however, that the installment distributions previously commenced will continue to be paid to the Participant over the specified term.
6.4    Election of In‑Service Distribution Date.
6.4.1    Initial Election. A Participant may specify an In‑Service Distribution Date for a portion of his or her vested Account, subject to the following:
6.4.1.1    A Participant may elect an In‑Service Distribution Date for all of the vested amounts credited to the Participant’s Account or for a specific dollar amount. The In‑Service Distribution Date must be at least one (1) year after the end of the Plan Year to which the Deferral relates. For example, a Deferral of Annual Salary earned in 2020 may have an In-Service Distribution Date on or after January 1, 2022. The Plan Administrator may specify a maximum deferral period for any In-Service Distribution.
6.4.2    Revocation or Amendment of Election. A Participant who has elected an In‑Service Distribution Date may revoke and/or amend the In‑Service Distribution Date Election by filing a revocation or an amended Election at least twelve (12) months in advance of the In‑Service Distribution Date specified in the Election being revoked or amended. The amended In‑Service Distribution Date must be in a Plan Year five (5) years after the In‑Service Distribution Date specified in the prior Election. If a Participant revokes an In‑Service Distribution Date Election and does not provide another In‑Service Distribution Date, the Participant shall be deemed to have elected to have the Plan benefit distributed at termination of Service. An In‑Service Distribution Date Election may be amended only once. In no event may a Participant amend an Election to accelerate an In‑Service Distribution Date.
6.4.3    Termination Before the Planned Distribution Date. Notwithstanding any prior Election, if the Participant terminates employment with the Employer before his In‑Service Distribution Date,

distribution of the Participant’s Account shall be made or commenced as soon as administratively feasible after the first day of the month following the end of the quarter in which the Service termination occurs.
6.4.4    Absence of In‑Service Distribution Election. If a Participant does not elect an In‑Service Distribution Date in his or her initial Election, or if the Participant revokes an In‑Service Distribution Date Election, the Participant will be deemed to have elected to have the amounts credited to the relevant Subaccount distributed upon his or her termination of Service.
6.5    Distribution Upon Death of Participant. If a Participant dies before his or her Plan benefit payments have commenced, then such Participant’s Account balance shall be paid to his or her designated Beneficiary in a single lump sum cash distribution as soon as administratively feasible after the Plan Administrator is notified of the Participant’s death and receives evidence satisfactory to it thereof. If a Participant dies after his or her Plan benefit distribution has commenced in installments, his or her remaining benefits shall be paid to the deceased Participant’s Beneficiary in a single lump sum cash distribution as soon as administratively feasible after the Plan Administrator is notified of the Participant’s death and receives evidence satisfactory to it thereof.
6.6    Distribution Upon Disability of Participant. If a Participant suffers a Disability before his or her Benefit payments have commenced, then such Participant’s Plan benefits shall be paid in the optional form of distribution previously selected by the Participant for distributions due to Disability as soon as administratively feasible after the Plan Administrator is notified of the Participant’s Disability and receives evidence satisfactory to it thereof.
6.7    Financial Hardship Withdrawal. A Participant may withdraw up to fifty percent (50%) of the amount credited to his or her Deferral Subaccount(s) (Company Core Credits and Company Matching Credits are not eligible for this hardship withdrawal) as may be required to meet a sudden unforeseeable financial emergency of the Participant. Such hardship distribution shall be subject to the following provisions:
6.7.1    The hardship withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn than is required to relieve the financial need (including taxes associated with the payment of the hardship withdrawal) after taking into account insurance and other resources that are reasonably available to the Participant for this purpose.
6.7.2    The Participant must certify that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; or (iii) by borrowing from commercial sources on reasonable commercial terms.
6.7.3    An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness or accident of Participant or of a dependent of Participant (as defined in Section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant. Neither the need to pay tuition expenses on behalf of the Participant or the Participant’s spouse or children nor the desire to purchase a home shall be considered an unforeseeable emergency.

6.7.4    The Plan Administrator, in its sole discretion, shall determine if there is an unforeseeable financial emergency, if the Participant has other resources to satisfy such emergency and the amount of the hardship withdrawal that is required to alleviate the Participant’s financial hardship.
6.7.5    Upon receiving a financial hardship withdrawal, the Participant’s Deferrals will be discontinued for the remainder of the Plan Year in which a financial hardship withdrawal occurs (unless such discontinuance is prohibited under Code Section 409A). Such Participant will, however, be eligible for any Company Core Credits and Company Matching Credits which may be made to the Plan on his or her behalf.
6.8    Tax Withholding. Distribution and withdrawal payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.
ARTICLE VII

BENEFICIARIES
7.1    Designation of Beneficiary. The Participant shall have the right to designate on such form as may be prescribed by the Plan Administrator, one or more Beneficiaries to receive any Benefits due under the Plan which may remain unpaid on the date of the Participant’s death. The Participant shall have the right at any time to revoke such designation and to substitute one or more other Beneficiaries in accordance with rules established by the Plan Administrator.
7.2    No Designated Beneficiary. If, upon the death of the Participant, there is no valid Beneficiary designation, the Beneficiary of a married Participant shall be the Participant’s surviving spouse. If the Participant is not married and has a registered domestic partner at the time of death, the registered domestic partner of such Participant shall be the Beneficiary. If the Participant has no surviving spouse or registered domestic partner at the time of death, then the Participant’s Beneficiary(ies) shall be the Participant’s then living children in equal shares, and if there are no surviving children, then the Beneficiary shall be the Participant’s estate.
ARTICLE VIII

OBLIGATION TO PAY BENEFITS
8.1    Source of Benefit Payments. All benefits payable to a Participant hereunder shall be paid by the Employer.
8.2    Investment Discretion. The Benchmark Funds established pursuant to Section 5.2 shall be for the sole purpose of determining the Earnings Rate to be used for determining the Interest credited to the Participant’s Account. Neither the Company nor the Plan Administrator shall have any obligation to invest the Participants’ Account in accordance with deemed investment directions or in any other investment.

8.3    No Secured Interest. The Participant (and the Participant’s Beneficiary(ies)) shall be a general unsecured creditor of the Employer with respect to the payment of benefits under this Plan.
ARTICLE IX

PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
9.1    Committee Powers and Responsibilities. The Plan Administrator shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the power and authority to:
9.1.1    Construe the Plan and determine all questions that shall arise as to interpretations of the Plan’s provisions including determination of which individuals are Eligible Individuals and the determination of the amounts credited to a Participant’s Account, and the appropriate timing and method of Benefit payments;
9.1.2    Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to Elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;
9.1.3    Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents;
9.1.4    Establish the rules and procedures by which the Plan shall determine and pay lump sum distributions, installment distributions and in‑service distributions;
9.1.5    Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;
9.1.6    Adopt amendments to the Plan document which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Plan Administrator shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Board before becoming effective;
9.1.7    Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Plan Administrator under the Plan as the Plan Administrator determines to be necessary and appropriate, including but not limited to attorneys, accountants, and benefit, financial and administrative consultants;

9.1.8    Select, review and retain or change the Benchmark Funds which are used for determining the Earnings Rate under the Plan and specify and revise the manner in which the Earnings Rate is determined and applied to Subaccounts;
9.1.9    Take such other action as the Plan Administrator determines may be necessary, appropriate or helpful to the management and investment of the Plan assets.
9.2    Claims Procedure. Benefits shall be provided from this Plan through procedures initiated by the Claims Committee, and the Participant need not file a claim. However, if a Participant or Beneficiary believes he or she is entitled to a benefit different from the one received, then the Participant or Beneficiary may file a claim for the benefit by writing a letter to the Claims Committee.
9.2.1    If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within 90 days of the date the letter claiming benefits is received by the Claims Committee. If special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant within the initial 90‑day period.
9.2.2    Notice of the denial shall set forth the following information: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) an explanation that a review by the Claims Committee of the decision denying the claim may be requested by the claimant or his or her authorized representative by filing with the Plan Administrator, within 60 days after such notice has been received, a written request for such review; and (v) if such request is so filed, the claimant or his or her authorized representative may submit issues and comments in writing within the same 60 day period. The claimant shall not be entitled to submit issues orally to the Plan Administrator.
9.2.3    The decision of the Claims Committee upon review shall be made promptly, and not later than 60 days after the Claims Committee receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be promptly given a copy of the decision. The decision shall be in writing and shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and shall be written in a manner calculated to be understood by the claimant. No further legal action may be initiated claiming benefits under this Plan until the claims procedure set forth in this Article IX is completed.
9.2.4    If after review by the Claims Committee, a Participant or Beneficiary still seeks payment under the Plan, then any dispute or claim relating to or arising out of this Plan shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in accordance with the terms of any alternate dispute resolution agreement entered into between the Participant and the Employer.

9.3    Decisions of the Plan Administrator or the Claims Committee. Decisions of the Plan Administrator or Claims Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Plan Administrator or Claims Committee shall be exercised in accordance with rules and policies established by the Plan Administrator or Claims Committee as appropriate.
9.4    Plan Amendment. This Plan may be amended by the Company by action of the Board at any time in their sole discretion. Additionally, the Plan may be amended upon an action of the Plan Administrator subject to the provisions in Section 9.1. No such amendment shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the vested balance of the Participant’s Accounts as of the effective date of such amendment except to the extent such amendment is required in order for the Plan to comply with applicable law, including but not limited to Code Section 409A. No such amendment to comply with applicable law shall be considered to adversely affect the rights of any Participant. Except as permitted under Code Section 409A, no amendment to the Plan shall result in any acceleration in distribution of a Participant’s Account.
9.5    Amendments Upon Changes in Law Affecting Taxation of Participants. This Section 9.5 shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.
Notwithstanding any other provision of this Plan to the contrary, as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, necessary to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section 9.5, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section 9.5.
Notwithstanding the preceding paragraph, if an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.
9.6    Plan Termination. The Company reserves the right to terminate the Plan in its entirety by an action of the Board at any time upon fifteen (15) days’ notice to the Participants. The termination of the Plan shall automatically revoke all outstanding Deferral Elections. If the Plan is terminated, all vested benefits shall be paid in an immediate lump sum unless otherwise determined by the Board. Notwithstanding the preceding sentence, the termination of the Plan shall not result in the acceleration of distribution of benefits, and benefit distributions shall be made in accordance with Participant’s Distribution Elections, if immediate distributions are not permitted under Code Section 409A upon termination of the Plan.
ARTICLE X

MISCELLANEOUS
10.1    No Assignment. The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.
10.2    No Secured Interest. The obligation of the Employer to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Employer. Participants are general unsecured creditors of the Employer with respect to the obligations hereunder and shall have no legal or equitable interest in the assets of the Employer, including any assets as the Employer may set aside or reserve against its obligations under this Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee within the meaning of ERISA Sections 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
10.3    Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.
10.4    No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an employee. Nothing contained in the Plan shall be construed as amending the at-will employment status of any Participant.
10.5    Attorneys’ Fees. If the Employer, the Participant, any Beneficiary, any beneficiary under an insurance policy purchased pursuant to the Plan, and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
10.6    Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard, MC A43L4
Allentown, PA 18195-1501

10.7    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
10.8    Incompetent. If the Plan Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Plan Administrator may require proof of minority, incompetence, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
10.9    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. In the event of a material change in Federal or State law applicable to this Plan, the Plan Administrator may in its discretion modify or terminate the Plan, including any prior Elections made by Participants under the Plan.
10.10    Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those as set forth or provided for herein.
IN WITNESS WHEREOF, this Plan is adopted by the Company to be amended and restated effective as of December _________, 2017.

COMPANY: AIR PRODUCTS AND CHEMICALS, INC., By: ______________________________________________ Jennifer L. Grant Senior Vice President and Chief Human Resources Officer

EXHIBIT A

BENCHMARK FUNDS
The Benchmark Funds used in determining the Earnings Rate for purposes of Article V shall be the funds and other investment alternatives available for participant investment direction under the Savings Plan. The above notwithstanding, the Benchmark Funds may be changed at any time by the Plan Administrator.

EXHIBIT B
PARTICIPATING EMPLOYERS
The following affiliates of Air Products and Chemicals, Inc. shall be deemed Participating Employers for purposes of this Plan:
Versum Materials, US LLC